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                                                                      EXHIBIT 99



                                                           CONTACT: MARC ROWLAND
                                                         CHIEF FINANCIAL OFFICER
                                                                   (405)879-9232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR., VICE PRESIDENT-
NOVEMBER 2, 1998                                           CORPORATE DEVELOPMENT
                                                                   (405)879-9257


          CHESAPEAKE ENERGY CORPORATION TO RECEIVE $28 MILLION IN CASH
                AND PROPERTIES FROM POCO ACQUISITION OF PAN EAST

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 2, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that it has agreed to tender its 19.9% stake in Pan East Petroleum Corp. to Poco Petroleums Ltd. and has agreed to a property exchange with Pan East. The Poco offer to acquire Pan East was announced earlier today.

For its 12 million shares of Pan East's common stock, Chesapeake will receive approximately $21 million in cash at closing (based on a Canadian dollar valuation of U.S. $0.647), which is scheduled for mid-December. Furthermore, Chesapeake and Pan East have agreed to a property exchange effective upon the closing of the Pan East/Poco transaction whereby Pan East will acquire Chesapeake's interests in four exploratory prospects and Chesapeake will receive Pan East's developed and undeveloped properties in the Helmet area of British Columbia. As a result of the property exchange, Chesapeake expects to receive an additional cash payment of approximately $5 million and will increase its net reserves by approximately four bcfe (having a September 30, 1998 PV-10% value of approximately $2 million). As part of this transaction, Chesapeake and Pan East will terminate their 50/50 drilling and acquisitions joint venture. Chesapeake acquired its stake in Pan East in December 1997 for $22 million (based on a Canadian dollar valuation of U.S. $0.733).

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.


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